EXHIBIT (D)(5)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
TD ASSET MANAGEMENT USA INC.

        Amendment as of September 18, 2006 to the Investment Management Agreement dated as of October 15, 1996, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and TD ASSET MANAGEMENT USA INC. (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Company and the Investment Manager desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Each of the TDAM Short-Term Investment Fund and the TDAM Short-Term Bond Fund is included as a “Portfolio” under the Agreement for all purposes.

2. For the services provided by the Investment Manager under the Agreement to each of the TDAM Short-Term Investment Fund and the TDAM Short-Term Bond Fund, the Investment Manager will receive an annual fee, payable monthly, equal to 0.20 of 1% of average daily net assets with respect to the TDAM Short-Term Investment Fund and 0.25 of 1% of average daily net assets with respect to the TDAM Short-Term Bond Fund.

3. Each of the TDAM Institutional Money Market Fund and the TDAM Institutional U.S. Government Fund are included as a “Portfolio” under the Agreement for all purposes.

4. For the services provided by the Investment Manager under the Agreement to each of the TDAM Institutional Money Market Fund and the TDAM Institutional U.S. Government Fund, the Investment Manager will receive an annual fee, payable monthly, on a graduated basis equal to 0.10 of 1% of the first $1 billion of average daily net assets of each Portfolio, 0.09 of 1% of the next $1 billion of average daily net assets of each Portfolio, and 0.08 of 1% of average daily net assets of each Portfolio over $2 billion.

5. With respect to each Portfolio covered by this Amendment, the Agreement shall have an initial term of two (2) years beginning as of the date of this Amendment, unless sooner terminated as provided in the Agreement.

6. Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ George O. Martinez
Name: George O. Martinez Title: President

TD ASSET MANAGEMENT USA INC.

By:	/s/ Michele Teichner
Name: Michele Teichner Title: Managing Director